AMENDMENT TO RIGHTS AGREEMENT


         AMENDMENT (the "Amendment"), dated as of September 16, 1999 to the Rights Agreement, dated as of November 21, 1996 (the "Rights Agreement"), by and between Edison International, a California company (the "Company"), and Harris Trust Company of California, as Rights Agent (the "Rights Agent").

                                    RECITALS

     A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

     B. Pursuant to Section 26 of the Rights Agreement and subject to the terms thereof, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement.

     C. The Board of Directors of the Company has determined that it is in the best interests of the Company and the Company's shareholders to make certain amendments to the Rights Agreement, and the Company and the Rights Agent desire to evidence such amendments in writing.

     D. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                                    AGREEMENT

     Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Certain Definitions. For purposes of this Rights Agreement, the definition of "Acquiring Person" is hereby deleted and replaced in its entirety with the following:


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     "Acquiring Person" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 20% of the Common Shares then outstanding, but shall not include
(a) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan or (b) any such Person who has become such a Beneficial Owner solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) (A) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (x) cause such Beneficial Ownership to exceed 20% of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur, or (B) it otherwise inadvertently acquired such Beneficial Ownership. Notwithstanding clause (b) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (b) does not reduce its percentage of Beneficial Ownership of Common Shares to 20% or less by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares so exceeds 20%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (b) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" or "inadvertently" shall be conclusively determined by the Board of Directors of the Company.

     2. Amendment of Section 24(a). Section 24(a) of the Rights Agreement is deleted and replaced in its entirety with the following:

(a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) such time as a Person becomes an Acquiring Person and
     (ii) the Expiration Date, order the redemption of all, but not fewer than all, of the then outstanding Rights at the Redemption Price (the date of such redemption being the "Redemption Date"), if a majority of the directors then in office determines that such redemption is, in their judgment, in the best interests of the Company and its stockholders and the Company, at its option, may pay the Redemption Price either in cash or Common Shares or other securities of the Company deemed by the Board of Directors of the Company, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

     3. Amendment of Section 26. Section 26 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:



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     At any time prior to the Distribution Date and subject to the penultimate sentence of this Section 26, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Rights Agreement without the approval of any holder of the Rights. Without limiting the foregoing, the Company may, at any time prior to the Distribution Date and subject to the penultimate sentence of this Section 26, without the approval of any holder of the Rights, change the time during which the Rights may be redeemed pursuant to Section 24, change any provision of the Certificate of Determination, and/or lower the threshold set forth in the definition of Acquiring Person in Section 1 and the threshold set forth in Section 3(b) to not less than the greater of (i) any percentage greater than the largest percentage of the Common Shares then outstanding known by the Company to be beneficially owned by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan) and (ii) 10%. From and after the Distribution Date and subject to applicable law, the Company may, and the Rights Agent shall if the Company so directs, amend this Rights Agreement without the approval of any holders of Right Certificates (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision of this Rights Agreement or (ii) to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person) or the rights or duties of the Rights Agent. Any supplement or amendment adopted during any period after any Person has become an Acquiring Person but prior to the Distribution Date shall be null and void unless such supplement or amendment could have been adopted under the prior sentence from and after the Distribution Date. Any supplement or amendment to this Rights Agreement duly approved by the Company that does not amend Sections 19, 20, 21 or 22 in a manner adverse to the Rights Agent shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent. Notwithstanding anything to the contrary contained in this Rights Agreement, no supplement or amendment to this Rights Agreement shall be made which (a) reduces the Redemption Price (except as required by Section 12(a)) or (b) provides for an earlier Expiration Date. The Rights Agent shall have no duty to inquire into any amendment or supplement made pursuant to this Section and shall be fully protected in following the Company's direction to execute the amendment.

     4. Amendment of Exhibit B to the Rights Agreement, "Form of Right Certificate". The sixth paragraph of Exhibit B (not including the introductory legend) is hereby deleted and replaced in its entirety with the following:

     Subject to the provisions of the Rights Agreement, the Rights evidenced by this Right Certificate may be redeemed by the Company at its option at a redemption price (in cash or shares of Common Stock or other securities of the Company deemed by the Board of Directors to be at least equivalent in value) of $.001 per Right (which amount shall be subject to adjustment as provided in the Rights Agreement) at any time prior to the earlier of (i) such time as a Person becomes an Acquiring Person and (ii) the Expiration Date.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


                                Edison International


                                By:   Alan J. Fohrer
                                      ------------------------------------
                                      Name:  Alan J. Fohrer
                                      Title: Executive Vice President
                                             and Chief Financial Officer


                                Harris Trust Company of California,
                                as Rights Agent

                                 By:  Neil Rosso
                                      ------------------------------------
                                      Name:  Neil Rosso
                                      Title: Assistant Vice President